Exhibit 99.2
CORPORATE PARTICIPANTS
Pablo Paez
The GEO Group — VP, Corporate Relations
George Zoley
The GEO Group — Chairman & CEO
Brian Evans
The GEO Group — SVP & CFO
Wayne Calabrese
The GEO Group — Vice Chairman, President & COO
CONFERENCE CALL PARTICIPANTS
Manav Patnaik
Barclays Capital — Analyst
Kevin Campbell
Avondale Partners — Analyst
Todd Van Fleet
First Analysis Securities — Analyst
T.C. Robillard
Signal Hill Group — Analyst
Tobey Sommer
SunTrust Robinson Humphrey — Analyst
Mickey Schleien
Ladenburg Thalmann & Co. — Analyst
Chuck Ruff
Insight Investments — Analyst
Clint Fendley
Davenport & Company — Analyst
PRESENTATION
Operator
Good day, ladies and gentlemen, and welcome to The GEO Group 2010 third-quarter earnings conference call. My name is Katina and I will be your coordinator for today.
At this time all participants are in a listen-only mode. We will facilitate a question-and-answer session towards the end of this presentation. (Operator Instructions) As a reminder this conference is being recorded for replay purposes.
I would now like to turn the presentation over to your host for today’s call, Mr. Pablo Paez, Vice President of Corporate Relations. Please proceed.
Pablo Paez - The GEO Group - VP, Corporate Relations
Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of The GEO Group’s third-quarter 2010 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer; Wayne Calabrese, Vice Chairman and President; and Brian Evans, Chief Financial Officer.

This morning we will discuss our third-quarter performance and our current business development activities. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our website at www.GEOGroup.com.
Today we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release we issued last night.
Before I turn the call over to George please let me remind you that much of the information we will discuss today, including the answers we may give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the safe harbor provisions of the securities laws.
Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings including the Forms 10-K, 10-Q, and 8-K reports. With that please allow me to turn this call over to George Zoley. George?
George Zoley - The GEO Group - Chairman & CEO
Thanks, Pablo, and good morning to everyone. Thank you for joining Wayne Calabrese, Brian Evans, and myself as we review third-quarter results, provide an update on our business development efforts, and address the integration of our merger with Cornell Companies.
Today we reported strong third-quarter results driven by the continued solid performance of our core operations in our three business units of US Corrections, GEO Care, and International Services. We have also increased our outlook for the fourth quarter and the full year. Following my initial remarks, Brian will address our financial results and guidance in additional detail.
During the quarter we announced the activation of our new contract with the Federal Bureau of Prisons at our 2,800-bed D. Ray James facility in Georgia, as well as the opening of the new 2,000-bed Blackwater River facility in Florida. We continue to be optimistic about the strong fundamental trends in our industry and the demand for our diversified services, and we are actively pursuing a number of new organic growth projects which Wayne will address in more detail.
During the quarter we continued the integration of the former Cornell facilities into our existing operational structure. Our integration teams have worked diligently to ensure a smooth transition following the closing of the merger in August.
At this time I would like to turn the call over to Brian for a review of our financial results and our guidance. Brian?
Brian Evans - The GEO Group - SVP & CFO
Thank you, George. Good morning, everyone. As George stated, this morning we reported strong quarterly pro forma EPS from continuing operations of $0.39, which exceeded our guidance range of $0.36 to $0.38 and is up from the $0.38 per share which we reported in the third quarter a year ago.
Our quarterly pro forma EPS excludes $0.04 in after-tax start-up expenses and approximately $15 million net of tax and one-time transaction-related expenses for the Cornell merger. For the first nine months of the year we reported pro forma EPS of $1.10 compared to $1.02 for the first nine months of 2009. Our total revenues for the quarter increased to $328 million from $295 million a year ago. Our total revenues for the quarter include approximately $54 million in Cornell revenues.
Breaking down each of our reporting segments, our US Corrections third-quarter revenues increased to $217.8 million from $190 million one year ago. Our US Corrections revenue for the quarter included approximately $29.8 million in Cornell revenues. Recall that as a result of our merger with Cornell we have integrated Cornell’s previously reported adult secure facilities with our US Corrections segment.
Our GEO Care third-quarter revenues increased to $60.9 million from $30.6 million for last year’s third quarter. This growth was driven by the Cornell merger which added $23.8 million in community-based services and youth services facility revenues and approximately $6 million related to the acquisition of a 354-bed Columbia Regional Care Center in the fourth quarter of 2009.

Our International Services revenue for the quarter increased to $47.6 million from $36.7 million one year ago. This revenue increase was primarily driven by the activation of the Parklea, Australia, facility in the fourth quarter of 2009, the expansion of the Harmondsworth facility in the UK in July of this year, as well as favorable foreign exchange rates.
Finally, our Construction segment reported third-quarter revenues of $1.6 million compared to $37.9 million a year ago. This decrease reflects the completion of the Blackwater River, Florida, construction project in the second quarter of this year. As a reminder, our construction projects have pass-through revenues which typically have no margin.
Our company-wide adjusted EBITDA for the quarter grew to $61.7 million from $46.7 million last year.
Now moving to an important metric for our company which is our adjusted funds from operations. During the quarter we reported adjusted funds from operations of $39 million or $0.68 per share, up from $31 million or $0.60 per share for the same period last year. Finally, our effective tax rate during the third quarter was higher as a result of certain transaction expenses that are not tax-deductible. For the fourth-quarter we expect our effective tax rate to be between 39% and 40%.
Before I address our guidance I would like to briefly update you on our $80 million stock buyback program. As of the end of the third quarter we had repurchased 4 million shares for approximately $80 million, therefore, completing this program.
Now moving to our outlook for the fourth quarter, which was included in our press release this morning. We have increased our fourth-quarter earnings guidance to a pro forma range of $0.38 to $0.40 per share. Our fourth-quarter pro forma earnings guidance excludes $3 million to $4 million in pretax transaction-related expenses and transition costs for the Cornell merger.
We expect total revenues for the fourth quarter to be in a range of $370 million to $375 million, which includes approximately $100 million in Cornell revenues.
Our full-year earnings guidance has increased to a pro forma range of $1.48 to $1.50 per share, excluding $0.04 per share in after-tax start-up expenses. This guidance also excludes $27 million to $28 million in pretax transaction-related expenses for the Cornell merger. Our total revenues for the full year will be in a range of $1.26 billion to $1.27 billion, which includes approximately $22 million in construction revenues and approximately $154 million in Cornell revenues.
Our guidance for the fourth quarter reflects the third-quarter discontinuation of our managed-only contracts for the Moore Haven and Graceville facilities in Florida, as well as the Bridgeport and South Texas Intermediate Sanction facilities in Texas. It also reflects the ramp down of Arizona inmates at our Great Plains, Oklahoma, facility which is expected to be completed this month. These discontinuations are partially offset in our guidance by the activation of a new Bureau of Prisons contract at our D. Ray James facility in Georgia and the opening of the managed-only 2,000-bed Blackwater River Prison in Florida.
Finally, I would like to reiterate that our pro forma earnings guidance for the fourth quarter and full-year does not include the one-time transaction expenses for our merger with Cornell. As we have stated in prior disclosures and as reflected in our updated guidance, we expect the Cornell merger to have a neutral impact on our 2010 pro forma earnings results excluding these one-time expenses and to become accretive in 2011.
While we haven’t provided specific guidance related to the expected accretion from the Cornell merger, I would like to reiterate the guidance we have given on some key financial metrics for the merger which will increase our annual operating revenues to approximately $1.5 billion in 2011. As we stated in our press release, we have confirmed our previously guided range of cost synergies of $12 million to $15 million. These cost synergies related to the integration of corporate G&A functions and the elimination of duplicative expenses. We are on track to achieve these synergies by year-end.
As a reminder, Cornell’s annual G&A run rate prior to the merger was approximately $25 million to $27 million, which compares to GEO’s stand-alone premerger annual run rate of approximately $70 million to $72 million.
With regard to other expense items in our post-merger income statement, we expect our combined net interest expense to be between $50 million and $55 million on a fully annualized basis. Our projected net interest expense reflects the additional debt we incurred to retire Cornell’s debt, fund the cash consideration in connection with the merger, and fund our recently announced 1-500-bed project in Georgia.

With regard to depreciation and amortization expense, we expect our post-merger annual run rate to be between $70 million and $72 million, which includes approximately $8 million to $10 million in annual amortization expense related to intangible assets in connection with the merger. This D&A expense run rate does not include any future depreciation expense related to new projects coming on line.
Our expected post-merger tax rate will be between 39% and 40%. Our new outstanding share count will be approximately 65 million on a fully diluted basis. Finally, let me reiterate that we expect the Cornell merger to be accretive in 2011.
Now turning to our capital availability and capital expenditure program. Following the completion of our new 1,500-bed project in Georgia and the conversion and expansion at our North Lake facility in Michigan we would expect to have approximately $240 million in outstanding borrowings plus approximately $60 million set aside for letters of credit under our $400 million revolver, leaving approximately $100 million to $110 million in additional borrowing capacity.
Additionally, we expect to generate approximately $160 million to $170 million in adjusted funds from operations annually. With our available borrowing capacity and our strong cash generation we are well positioned to continue to pursue future growth opportunities.
Our currently committed development CapEx in 2010 is approximately $80 million to $90 million, of which $64 million was completed in the first three quarters of the year. We expect our fourth-quarter development CapEx to be approximately $25 million. Another $100 million in development CapEx will be required to complete the Georgia and Michigan projects in 2011.
With that I will turn the call over to Wayne Calabrese for an update on our business development efforts. Wayne?
Wayne Calabrese - The GEO Group - Vice Chairman, President & COO
Thanks, Brian, and good morning, everyone. I would like to address our business development efforts for each of our three business units beginning with US Corrections. I will start with the federal market segment and the three federal government agencies we serve — the Federal Bureau of Prisons, US Marshals Service, and Immigration and Customs Enforcement or ICE.
The continued growth in the criminal alien population as well as the consolidation of existing detainee populations from small facilities that often fail to meet agency standards into larger compliant facilities will continue to drive the need for federal bed space across our country. We believe federal clients will continue to require beds as they consolidate existing populations into larger facilities and that certain states will continue to need and utilize out-of-state beds for their short-term and long-term requirements.
With regard to existing federal contract rebids, the Bureau of Prisons is currently rebidding our company-leased Brooklyn Residential Reentry Center in New York with an extension of our current contract through the end of the year. Proposals have been submitted and we expect an award will be made under this procurement by year-end or early first quarter 2011.
With regard to recent federal facility activations, our 2,800-bed D. Ray James facility began the intake of federal inmates on October 4 under a new 10-year contract with the Bureau. We expect to complete the intake of BOP inmates at the facility next spring. Our pricing on this project is essentially a fixed price, not occupancy sensitive, and therefore the length of time to complete the full intake is financially immaterial.
Turning to our new federal proposal pipeline, the Bureau of Prisons is currently reviewing proposals for 3,000 beds for the housing of short-term sentenced, or STS, offenders to be located anywhere in the states of Texas, Oklahoma, Arizona, and New Mexico. This is a large-scale opportunity for existing facilities with a minimum capacity of 900 beds. Awards are expected in the first quarter of 2011.
Additionally, the Bureau has requested proposals under its CAR-12 procurement for 1,750 beds, which is a rebid of an existing private facility. Under this procurement facilities can be located anywhere in the United States with an award expected sometime in the second or third quarter of next year. The Bureau also recently issued an RFP for 900 to 1,200 criminal alien beds, again located anywhere in the country. This procurement is for existing beds only and we expect a contract award in the first quarter of 2011.
Now I would like to turn to the state market segment. While states continue to face budgetary constraints, we believe state opportunities outweigh any potential near-term challenges. Our state clients require additional beds as inmate populations continue to grow and aging inefficient prisons need to be replaced with new, more cost efficient facilities.

As states across the country face budgetary pressures their ability to achieve cost savings becomes an even more important priority, which leads to increased interest in prison privatization projects. All of our state clients have finalized their budget decisions and, by and large, the outcomes of those state budget deliberations have been in line with expectations.
With regard to recent state facility activations, we began the intake of inmates at the 2,000-bed managed-only Blackwater River facility in Florida on October 5. We expect to complete the intake process in the first quarter of next year. Our pricing on this project includes a 90% guarantee from opening date and therefore the length of time to complete the full intake is again financially immaterial.
Moving to recent state contract awards, we are very pleased to have signed a contract with the Georgia Department of Corrections for the development and operation of a new 1,500-bed Riverbend Correctional Facility to be located in Milledgeville. As you may remember, this contract was initially awarded as a 1,000-bed facility and we were most appreciative that during the contract negotiation phase the contract was expanded to 1,500 beds.
Under the terms of the new contract GEO will finance, build, and operate a new $80 million prison on a state-owned site under a 40-year ground lease. We expect the 1,500-bed facility to generate approximately $28 million in annualized operating revenues once it’s completed in early 2012.
Yesterday California announced its award of 2,580 out-of-state beds to GEO at our North Lake Facility located in Baldwin, Michigan. The existing 1,750-bed facility will be renovated to convert some existing dorm housing units to cells and will be expanded with two new 400-bed all cell housing units, bringing the total facility capacity to 2,580 beds. The cost of the renovation and expansion will be approximately $60 million.
GEO’s North Lake Facility will be the first to receive inmates under this new award and will continue to receive CDCR offenders until the facility achieves the 90% guaranteed occupancy level. The facility ramp up schedule begins on May 1, 2011, with a minimum intake of 135 prisoners per month. The contract includes increasing minimum quarterly payments guaranteed throughout the ramp up period based on the minimum intake of 135 prisoners per month until that 90% minimum occupancy guarantee of 2,322 beds is reached.
Although our contract has a minimum intake guarantee of 138 inmates a month, it’s possible and likely that we will actually receive more inmates on a monthly basis, particularly given the state’s announcement of the closure of one of its current out-of-state facilities which will result in a reduction of 880 beds available to the state. At full occupancy the contract will generate approximately $60 million in annual revenue with profit margins consistent with other GEO-owned facilities.
We received two additional contract awards yesterday from CDCR for the housing of 650 female inmates at our company-owned 400-bed Mesa Verde and 250-bed McFarland facilities. The contract awards are subject to final review and approval by the State Department of General Services.
Both of these community corrections facilities were closed by the state nearly one year ago, so we are particularly pleased to have them reactivated and restored to profitability and to have the local jobs returned to our community partners. At full occupancy these two new contract awards will generate approximately $15 million per year.
Turning now to new state proposal opportunities. As you know, the state of Arizona had previously issued an RFP for 5,000 new in-state private beds. Proposals in response to that large-scale procurement were under review when the state decided to cancel and modify the RFP. We expect the state to reissue the procurement in the near future and we believe it’s likely there will be two or more awards under the revised procurement.
In Indiana, the Department of Corrections is reviewing proposals under an RFP for up to 1,500 managed-only beds to house short-term offenders at a currently idle existing state facility. The contract award under this procurement is expected shortly.
Other states have continued to discuss the possibility of expanding their use of private beds to lower their costs and replace older beds. We believe the combined demand from California, Arizona, and several other states represents at least 10,000 incremental new beds.
I would like to move now to our mental health and residential treatment business segment. GEO Care has been selected by Montgomery County, Texas, to operate a new forensic hospital with an approximate capacity of 100 beds for state forensic patients. We expect the new hospital to open in March 2011 pursuant to an agreement between Montgomery County and the state of Texas for the development and operation of the new facility.
As GEO Care continues to market its mental health services across the country, we expect new RFPs to be issued by a number of states including Georgia, Louisiana, South Carolina, North Carolina, and others. Following our merger with Cornell, GEO Care now has two additional divisions.

Its community based services division manages over 2,600 beds in 21 community reentry centers and its youth services division manages approximately 1,800 beds in 14 residential treatment facilities. These two important divisions are expected to create additional growth opportunities for GEO Care.
Next I would like to update you on our International Business development effort. In the United Kingdom there are a number of growth opportunities. The UK has solicited proposals for the management of five existing government-owned prisons totaling approximately 5,700 beds. Our GEO UK group has been shortlisted to participate in these procurements and we expect award under the procurements in early 2011.
Additionally, we have leveraged our GEO Transport division to compete for large-scale transportation in court services contracts in the UK where we have been shortlisted to submit proposals as part of a new venture we formed with a large UK-based fleet services company.
Finally, as you may remember, the UK government announced plans to develop five new 1,500-bed prison to be financed, built, and managed by the private sector under the so-called framework agreement. We had gone through the prequalification process for this procurement and had been invited to compete on these opportunities. At this time the government in the UK is reviewing its plans to determine the best way to proceed and we will continue to monitor the opportunity.
In South Africa you may recall the Department of Correctional Services, or DCS, was reviewing its plan to develop four new 3,000-bed prisons to figure out the best way to proceed. DCS has decided to move forward with its original plan to privatize the development and full operation of the four 3,000-bed facilities. The review of the proposals submitted under this program will now move forward with a contract award expected in late 2011.
In New Zealand the government has issued an RFP for the management of an existing government-owned facility with approximately 1,200 beds. We expect an official award under this procurement in early 2011. The New Zealand government also issued an expression of interest for the design, financing, construction, and management of a new 960-bed prison. We expect a formal RFP for the new prison to be issued in the first quarter of next year.
As you can see, we are actively pursuing several meaningful opportunities in each of our core markets and we remain optimistic about our industry and enthusiastic about our position within the industry.
On a personal note this marks my last conference call. As you may know, I have announced my retirement from GEO at the end of the year. GEO is a great company with wonderfully talented and dedicated individuals. Together under George’s leadership we have built a company and a culture that I am confident will continue to provide professional cost-effective services in partnership with government clients throughout the world.
The merger with Cornell Companies has now closed and we have a new generation of talented and focused leaders eager to meet the challenges of assimilating our newly-acquired facilities and growing our business in the coming years. I am confident that under the continued direction of George and our senior leadership team GEO will continue to set the gold standard for professional and cost effective public-private partnerships.
At this time I would like to turn the call back to George for his closing remarks. George?
George Zoley - The GEO Group - Chairman & CEO
Thanks, Wayne. I would like to reiterate that we are very pleased with our third-quarter results and improved outlook for the fourth quarter which continues to show strong performance from our three business units. As you heard today the GEO group continues to execute multiple initiatives which we believe will increase shareholder value from the continued aggressive pursuit of organic growth opportunities and to an ambitious stock repurchase program, as well as acquisition and diversification efforts as reflected by the merger with Cornell Companies.
As I have expressed to you before, we view all of these initiatives as complementary. None are pursued to the detriment of the others. Our merger with Cornell Companies continues to be integrated into our existing operating structure. Following the merger the new GEO group now has 116 facilities with approximately 78,000 beds.
As a result of the merger, we now have greater earnings visibility and predictability as we expect our company-controlled facilities, which include our owned and leased facilities, to generate approximately 84% of our domestic facility-level EBITDA post merger. With more than

17,000 employees worldwide we now enjoy a new leadership position in our industry as the co-leader in privatized corrections and detention while being the leading provider of mental health services, community-based services, and youth services.
On a final note, a couple of months ago we announced the retirement of our Vice Chairman and President, Wayne Calabrese, at the end of this year after more than 21 years of successful service to GEO. Wayne has done a great job overseeing our business development activities and providing operational oversight.
Since joining GEO in 1989 Wayne’s professionalism and dedication to our company have been unmatched. He has been an integral part of our management team and has helped grow our company to more than $1.5 billion in revenues on an annual run rate. We thank Wayne for his 21 years of service and dedication to GEO. And while Wayne will be sorely missed, he will remain connected with GEO on a consulting basis and will be available to assist as needed.
This concludes our presentation. We would now like to open the call to your questions.
QUESTION AND ANSWER
Operator
(Operator Instructions) Manav Patnaik, Barclays Capital.
Manav Patnaik - Barclays Capital - Analyst
Good morning, gentlemen. First, congratulations on the good quarter and the multiple contracts. I would also like to congratulate Wayne and good luck with the retirement, basically.
Wayne Calabrese - The GEO Group - Vice Chairman, President & COO
Thank you.
Manav Patnaik - Barclays Capital - Analyst
A few questions. A quick one on the guidance that you provided, which has included the expected Cornell revenue, does that incorporate your expectations for the ramp up at the D. Ray James facility?
Brian Evans - The GEO Group - SVP & CFO
Yes.
Manav Patnaik - Barclays Capital - Analyst
Okay. I just wanted to clarify that.
Brian Evans - The GEO Group - SVP & CFO
And Blackwater River.
Manav Patnaik - Barclays Capital - Analyst

Okay, fine. Obviously on the adult side things seem to be going on as expected, contracts finally coming out. I wanted to dig a little more on the GEO Care side where you mentioned the additional growth opportunities with the two new additions for Cornell.
I was hoping A) you could elaborate a little bit more on that, and B) if there is anything within that integration that you have done so far that you have found that as either surprised you, that has pleased you further in terms of putting those two together?
George Zoley - The GEO Group - Chairman & CEO
What that acquisition has done for GEO Care is provided a platform to bring the GEO Care name to a number of different governmental clients throughout the country. We are still, obviously, in the early stages of doing that. We are doing just basic integration at this point, but we have our teams meeting and understanding their respective businesses.
But that is the basis for our excitement and that is to bring the GEO Care name outside of the state of Florida to many other states around the country to governmental clients that had been previously clients of the Cornell Companies in the youth business or the community-based businesses, which at this time through the merger make us the largest in those respective marketplaces. That is community-based corrections and youth services.
So we are very excited, but it’s the broader platform through the acquisition that will allow GEO Care to take its business model of residential treatment and mental health services to other governmental clients around the country.
Manav Patnaik - Barclays Capital - Analyst
Okay. On the contract this morning actually, the 650-female beds facility in McFarland, is that — has that contract basically been tapped out in terms of the RFP or —? Basically, I am trying to get to what would be the best fit for the Baker Facility that I think still is empty, correct?
Wayne Calabrese - The GEO Group - Vice Chairman, President & COO
The Baker facility does remain closed and the procurement was, I believe, for up to approximately 800 beds as it was initially issued. We decided not to submit the Baker facility for consideration at this time based upon our review of the facility and its appropriateness for housing female inmates.
Manav Patnaik - Barclays Capital - Analyst
Got it. And just final question; on the international front obviously we have heard of these opportunities for a few quarters now. What is your sense, a general read on when these opportunities actually start getting to a point where we should be expecting more material announcements as opposed to just what is potentially out there?
Wayne Calabrese - The GEO Group - Vice Chairman, President & COO
Well, I suppose, taking them one at a time, I think the New Zealand opportunities we have discussed are moving the pace. And I don’t see any reason to expect delays in their processing of their procurements.
South Africa has been delayed by a process of review by a new minister and her staff, and that review has been completed. Unfortunately, it took the process to what had been the expected end of the procurement, which was the end of this month, November 2010. And as a result of the late-stage review there has been a further extension of the bids for up to an additional year and that is why we have put that date in our review this morning, our comments this morning about possibly the end of 2011.
Could it happen sooner? Sure. But we are going to continue to monitor the movement of the procurement as closely as we can and report it as accurately as we can to you.
In the UK the opportunities there that we have mentioned with the possible exception of the PFI or the framework agreement for the construction and financing and operation of new prisons I think remain very strong candidates. And I think there is going to be a lot more opportunity in the

UK as a result of the government’s so-called austerity review and desire to lower costs across the board of government operations. And I think the continued efforts to form partnerships with private companies like ours and others will only strengthen over the next coming years.
Manav Patnaik - Barclays Capital - Analyst
Got it. Thanks a lot, guys, and congratulations again.
Operator
Kevin Campbell, Avondale Partners.
Kevin Campbell - Avondale Partners - Analyst
Thanks for taking my questions. I too want to congratulate you on a great quarter and also, Wayne, you on your retirement.
Wayne Calabrese - The GEO Group - Vice Chairman, President & COO
Thank you, Kevin.
Kevin Campbell - Avondale Partners - Analyst
Wanted to start real quickly just on the quarter. It is to me equally as impressive as the contract announcements, given that you had a lot going on with the integration, the fact that you were able to perform to the upside and also raise the outlook. And I am curious, what really was the driver there?
Did you have the synergies happen maybe sooner than you expected so you pulled some of that forward? Was it an operational beat and you expect those improved operations to continue? So I’m just trying to get a better sense as to what really drove the upside to your prior expectations?
Brian Evans - The GEO Group - SVP & CFO
Kevin, it is Brian. It is a little of both of those. I think that the integration plan, we have been saying right on track with what we expected, maybe doing a little better than we expected. And then on top that, some of our facilities as well as maybe some of the Cornell facilities, the performance is a little better this quarter.
Our occupancies are a little stronger at some of the facilities. So it is really a combination of the both of those and then carrying that forward into the fourth quarter and our estimate for Q4.
Now just to remind, you all of the synergies associated with some of the redundant positions and reductions, those will take place over the period of the fourth quarter so that going into 2011, we expect to be able to realize the annualized impact of that $12 million to $15 million in synergies.
Kevin Campbell - Avondale Partners - Analyst
And is there any thought at this point — you are obviously, whatever it is, 6, 8, weeks, maybe 12 weeks into the acquisition. Any thought at whether you think you might come in at the high end of the range, low end, middle or still maybe too early to know?
Brian Evans - The GEO Group - SVP & CFO
We are still going through our budgeting and forecasting process for 2011. When we give our guidance for 2011, there will be a better sense of that.

Kevin Campbell - Avondale Partners - Analyst
And speaking of 2011, I know you can’t really give a lot of guidance there. You haven’t issued guidance. But with the contract today or yesterday, the big out-of-state contract, do you expect much contribution from that next year?
Obviously the ramp is potentially slower than 135 so by quarter-end or year-end it wouldn’t necessarily be all that meaningful. I am just trying to get a sense for expectations there on the contribution from that to next year’s results.
Brian Evans - The GEO Group - SVP & CFO
Well, as we have indicated, I think we have been reasonable in our ramp up assumption, so there is positive potential upside to that. But as far as in 2011, I do not think that it will have — based on the ramp schedule that we are assuming right now that it will have a meaningful contribution in 2011. We will see that more in 2012 when we expect it to reach its normalized operating levels.
Kevin Campbell - Avondale Partners - Analyst
Right, so if you do the 135 a month then really the contribution is not all that significant. If it’s higher at, say, 300-ish then maybe a little bit more, but still not too terribly meaningful because again you won’t be the full —.
Brian Evans - The GEO Group - SVP & CFO
Brian, we are not starting till May so that positive contribution wouldn’t happen until late in the year at the earliest.
Kevin Campbell - Avondale Partners - Analyst
Okay, perfect. The International margins came down a little bit sequentially. Was that just all related to start-up costs with Harmondsworth and maybe what should we expect in the fourth quarter?
Brian Evans - The GEO Group - SVP & CFO
Really it was bid expenses in the UK which we did not include as a pro forma adjustment. There is about $700,000 in bid expenses associated with some of the projects that Wayne discussed, primarily the transportation opportunity as well as the five managed-only facilities that we are bidding on. So I think when you normalize those back you get to about 9% or 8.5% margin.
The other factor you have to consider when looking at the International margins, which isn’t reported above the line, is the income from the equity affiliates, which is all from our South Africa entity. So when you roll all that together we are right at about 11% to 12% for the quarter.
Kevin Campbell - Avondale Partners - Analyst
Okay. And is there a reason why you didn’t pro forma it out? Should we expect those — obviously you still have some — maybe what should we think about those $700,000 in costs? Is that going to be recurring until these RFPs are done? Was it kind of one-time, one quarter big cost because you had to submit all these RFPs?
George Zoley - The GEO Group - Chairman & CEO
Well, there could be some big opportunities next year as well, so — as we are hoping. We kind of debated whether we should pro forma those costs or not and we decided not to.

Kevin Campbell - Avondale Partners - Analyst
Okay. Two last quick questions. So you have the Brooklyn Reentry Facility that is being rebid. What other facilities are actively being rebid, have formal procurements outstanding for, right now?
And then secondly, looking at South Africa, the bits that you guys submitted, I believe, are years old now potentially? So is there the risk that they will come back to you and you will have to resubmit everything and go back and reprice everything and it will delay things even further, or have you already done that?
George Zoley - The GEO Group - Chairman & CEO
On your first question regarding rebids, the next one that is coming up is South Texas and I think they are coming up with a pre-solicitation notice shortly. We haven’t seen it. But then that will go out for formal RFP sometime next year.
Kevin Campbell - Avondale Partners - Analyst
And is there anything else expected next year?
George Zoley - The GEO Group - Chairman & CEO
Aurora would occur next year also.
Kevin Campbell - Avondale Partners - Analyst
Okay. And then on South Africa?
George Zoley - The GEO Group - Chairman & CEO
South Africa, the bids are in the boxes and the boxes are, we are told, going to be opened shortly and then we will see what kind of things fly out of those boxes. I think the ink is still good.
Kevin Campbell - Avondale Partners - Analyst
Okay.
George Zoley - The GEO Group - Chairman & CEO
And I personally would hope that there will be an announced award before in the end of this 12-month session, because in South Africa it takes considerable amount of time to negotiate these very complicated transactions and there could be multiple awards. So I personally would be looking at a mid-year kind of award next year.
Kevin Campbell - Avondale Partners - Analyst
Great. Congratulations again and again, Wayne, best of luck.
Wayne Calabrese - The GEO Group - Vice Chairman, President & COO
Thank you. I would just like to add on the South Africa bids there are adjustment mechanisms built into the pricing mechanism so that the pricing doesn’t have to be recalculated, so to speak. We shouldn’t have to do a lot of new work.

They are going to take their time reviewing them and assessing them and probably talking to be bidders, etc., but there shouldn’t be a need for a lot of rebidding. Maybe just a little tweaking or sort of BAFO kind of work.
Kevin Campbell - Avondale Partners - Analyst
Okay, thank you.
Operator
Todd Van Fleet, First Analysis.
Todd Van Fleet - First Analysis Securities - Analyst
Good morning, guys. Nice job, Wayne; 21 years is a long time to do anything.
Wayne Calabrese - The GEO Group - Vice Chairman, President & COO
I agree with that. Thank you, Todd.
George Zoley - The GEO Group - Chairman & CEO
It’s his longest relationship.
Wayne Calabrese - The GEO Group - Vice Chairman, President & COO
No, Rhonda is my longest relationship.
Todd Van Fleet - First Analysis Securities - Analyst
It has been a long and interesting ride, so congratulations. I guess a couple of quick ones, first off, maybe for Brian. Brian, I think you had said 65 million shares is kind of what we have been modeling post-acquisition, but that includes the impact of the share buyback?
Brian Evans - The GEO Group - SVP & CFO
That is right.
Todd Van Fleet - First Analysis Securities - Analyst
Okay.
Brian Evans - The GEO Group - SVP & CFO
That should be in 2011 approximately fully diluted. We should be right around $65 million.
Todd Van Fleet - First Analysis Securities - Analyst

Okay. And then, Wayne, the first federal project that you talked about in your remarks I think you had mentioned that there was a Q1. You talked about the 3,000-bed deal, the 900- to 1,200-bed deal, but the first one you had talked about, what was that one again?
Wayne Calabrese - The GEO Group - Vice Chairman, President & COO
It might have been CAR-12. Let me just take a quick look back here.
Todd Van Fleet - First Analysis Securities - Analyst
CAR-12 was between the 3,000 and the 1,200.
Wayne Calabrese - The GEO Group - Vice Chairman, President & COO
Talked about the contract rebid of Brooklyn.
Todd Van Fleet - First Analysis Securities - Analyst
Okay. So that was the one that is expected at the beginning of next year?
Wayne Calabrese - The GEO Group - Vice Chairman, President & COO
That is right. And talking about recent activations, the D. Ray James, and then the new pipeline. I think the first one we mentioned was the 3,000-bed short-term sentence.
Todd Van Fleet - First Analysis Securities - Analyst
Right, right, okay. So on the new California deal in Michigan, you don’t really expect too much in 2011 in the way of EPS accretion given the way you expect it to ramp and so forth. Just curious the 135 or 138 prisoners or inmates that you expect to receive, I guess, or at least be paid on per month, what if you get 300, 400 in the first month, two months? Are you still only paid on the lesser amount?
Wayne Calabrese - The GEO Group - Vice Chairman, President & COO
No, actual occupancy is subject to a minimum that (multiple speakers) by that ramp up schedule we mentioned.
Todd Van Fleet - First Analysis Securities - Analyst
Okay. And then the 90% nature of the agreement, is that equate to the $60 million in revenue that you cited in the press release?
Wayne Calabrese - The GEO Group - Vice Chairman, President & COO
No, the $60 million is based on the 2,580. At full occupancy or near full occupancy it was approximately $60 million; the 90% might be approximately $54 million.
Todd Van Fleet - First Analysis Securities - Analyst
Right, okay. All right. And then one big picture question for either George or Wayne, maybe George I guess now.

So we are through Tuesday of this week; it’s going to be a long process I guess anywhere, but we were kind of questioning the competition yesterday as to how they are viewing the landscape. Are you guys talking with states you are not currently doing business with at this point and can you talk, George, maybe qualitatively to that? Maybe be Wayne if you want to as well.
George Zoley - The GEO Group - Chairman & CEO
Well, our largest market for our company, and I would think for CCA as well, is the federal market, the three federal clients. And I think we are both doing well in that market. I think one of the major reasons our third quarter was as strong and continues to be strong is because of the federal facilities that are predominantly owned facilities and we see now higher occupancy there.
We see that continuing, if not picking up pace, as a result of the elections and the internal planning by the agencies that we are aware of to create more bed space, either in some cases due to consolidation, in other cases because of the need of additional capacity in certain locations in the country. So the federal market is just continuing to increase in its importance.
At the state level we think, as we said in our conference call script, that the environment is such that even now though there is some challenges on pricing squeezes that that will be well offset by far more opportunities, because, as we all know, the last two years the states have benefited from federal subsidies to help them with their budget situations. Going into this next fiscal year they will not have that subsidy and they will have to consider more dramatic alternatives, which we think will result in more privatization projects.
Todd Van Fleet - First Analysis Securities - Analyst
So, George, not to try to pin you down but trying to pin you down, can you tell us how many states you are talking to at this point that you are not currently doing business with? Or anything more granular you can tell us about opportunities that you are looking at at the state level?
George Zoley - The GEO Group - Chairman & CEO
We are talking to a few but there is so much growth now with our current clients on an organic basis that that really is our short-term focus right now. We have got a lot of other pending proposals out there that are public and non-public that we are focusing on and we hope will come to fruition in the very near future.
Todd Van Fleet - First Analysis Securities - Analyst
Okay, thanks.
Wayne Calabrese - The GEO Group - Vice Chairman, President & COO
Todd, it’s Wayne. I would just like to add that one of the things that needs to be remembered about our company as opposed to any of the others in the industry is this expanded platform of GEO Care.
GEO Care with community corrections in particular; the states are not only looking to replace old infrastructure that costs too much now but they are also looking at the entire spectrum of things they can do with people, whether it’s on the front end or the back end to reduce recidivism, etc., and that is GEO Care’s strength with community corrections. So we think we have got a lot of opportunities out there and a lot of ways to expand our platform.
Todd Van Fleet - First Analysis Securities - Analyst
Thanks.
Operator
T.C. Robillard, Signal Hill Capital Group.

T.C. Robillard - Signal Hill Group - Analyst
Great. Thank you. Wayne, let me add my congratulations as well.
On the California contract, Brian, could it be dilutive a little bit to 2011 as you obviously would have ramp up costs and training costs and hitting 135 or so, assuming the low end might keep that facility underutilized? I am just wondering could there be any dilution from California in 2011.
Brian Evans - The GEO Group - SVP & CFO
Right, I think there will be some start-up or phase-in losses which we will provide further future disclosure on the amount of those, as well as the pro forma impact to our earnings.
T.C. Robillard - Signal Hill Group - Analyst
Got you. So you will have some - you will break out the start-up costs like you have historically for other facilities?
Brian Evans - The GEO Group - SVP & CFO
Absolutely.
T.C. Robillard - Signal Hill Group - Analyst
Okay, perfect. And then is there any - how should we be thinking about the ramp schedule given the fact that the medical portion and the medical needs are under court receivership and there is someone that is appointed there? Have you guys already qualified through that process or is that going to be a situation as you start to take on inmates the medical receiver is going to do a site visit and inspect from that standpoint?
I am just trying to get a sense as to are those done upfront or do you expect those to be happening during the ramp.
George Zoley - The GEO Group - Chairman & CEO
I think we have qualified through that process. There has been an on-site inspection of the facility. There has been a review of the contract. The last changes that were made in the contract related to the review by the medical receiver’s office, so we think we understand the expectations and we are fully prepared to meet them.
T.C. Robillard - Signal Hill Group - Analyst
Okay, that is great. Thanks, George. And then, Brian, on the margins; clearly a fantastic quarter and it’s a level that has popped up nicely on an operating basis, over 14% level. Is that a good base level to be looking going forward or could there be some volatility around there?
It seems, just given all the puts and takes that you guys are highlighting in terms of the momentum of the business, particularly with the step up in GEO Care, that that looks like a good level. I just want to make sure that I am not missing anything there.
Brian Evans - The GEO Group - SVP & CFO
Right, I think that is a good level. It may get a little better in the fourth quarter as Cornell gets normalized and going into 2011. Obviously you still have some of the cyclical things that impact our business around populations in the late fourth quarter, first quarter, as well as the payroll taxes and so forth that hit heavier in the first quarter of the year that will affect the stability of that number.

But I think it’s a reflection of the increased ownership and control profile of our facilities as a result of the merger, as well as George mentioned earlier some of the better populations in our own owned facilities and our federal facilities.
T.C. Robillard - Signal Hill Group - Analyst
Okay, great. And then just lastly on the cost synergies, I just wanted to try to get a sense the $12 million to $15 million, just given where Cornell’s overall SG&A base was, to me that still feels a little low. And the fact that you guys are going to realize that through the fourth quarter this year, already getting those implemented, is there further room for some cost savings as we go forward or is that pretty much what you guys originally thought is about as good as it’s going to get there?
It feels to me like there could be some other upside. And I understand if you are keeping that aside; you haven’t given 2011 guidance yet. I just want to get a sense if there is more low hanging fruit that could be picked there.
Brian Evans - The GEO Group - SVP & CFO
Well, like we have said, we are comfortable with that range, the $12 million to $15 million. We have also indicated that we believe there are other operational synergies, cost-saving synergies, as the two companies are merged together and we get greater economies of scale and we look at some of their different programs internally that will also result in synergies. But the most obvious synergies out of the box will be in the area of those overheads.
T.C. Robillard - Signal Hill Group - Analyst
Okay, got you. That is helpful, thank you. That is all I had. Appreciate it, guys.
Operator
Tobey Sommer, SunTrust.
Tobey Sommer - SunTrust Robinson Humphrey - Analyst
Wayne, I will join the long list and wish you well in retirement. I wanted to ask a question, since several of the detailed questions have been asked and answered, about your perspective on this week’s election and whether that represents a shift to a perhaps more favorable backdrop for the business and industry generally.
Wayne Calabrese - The GEO Group - Vice Chairman, President & COO
I think any time an election takes place in any state or federal, but particularly in the states, new people come in with fresh ideas and fresh ways of approaching old challenges. I don’t think it’s a Republican or a Democrat or a Tea Party or any other party issue, it’s just more a question of how can we use taxpayer dollars most wisely to achieve the goals we established as policy makers.
And so we expect to monitor that closely, stay close to our clients through our regional approach to operations and business development and to be responsive to the client’s direction.
Tobey Sommer - SunTrust Robinson Humphrey - Analyst
Are there any areas in particular where there has been someone who won an election who was a little bit more vocal about the kind of pro-business and potentially government outsourcing that would benefit the Company?
Wayne Calabrese - The GEO Group - Vice Chairman, President & COO

I wouldn’t point to anything or anyone in particular, but I think we have seen some generally positive statements about strengthening program activity at the corrections level to try to positively affect recidivism, so-called reentry programs, and emphasis on the good reentry programs. As I said earlier, I think there will be a lot of good, new opportunities for GEO Care.
I think some of the so-called more business-oriented candidates who won governorships will probably take at least fresh eye look at opportunities to strengthen public partnerships — public-private partnerships or maybe establish new ones where there aren’t any today.
Tobey Sommer - SunTrust Robinson Humphrey - Analyst
Thanks. And separately, I think you in prepared remarks commented that there were opportunities for as much as 10,000 beds. Within that opportunity set is there still a bias for managed and owned beds and therefore maybe a bias for margin expansion at the firm and in the industry?
Wayne Calabrese - The GEO Group - Vice Chairman, President & COO
That is a great question. I think about Georgia as a good example of what George and I both have talked about in terms of bringing new infrastructure in to replace aging, less efficient infrastructure. And in that case of course, Georgia had closed recently two or three facilities in the town of Milledgeville where we are currently building the new prison, and that new prison is company financed and will be company-owned.
So I think the answer to that is most likely yes. It doesn’t mean every state will take that approach. Some states may continue to favor a bond financing where they will be the owner at the end of the bond term, but I think there is great opportunities for the expansion of company-financed and owned facilities with associated higher margins.
Tobey Sommer - SunTrust Robinson Humphrey - Analyst
Thank you very much.
Operator
(Operator Instructions) Mickey Schleien, Ladenburg.
Mickey Schleien - Ladenburg Thalmann & Co. - Analyst
Good morning, it’s Mickey with Ladenburg. We have a lot of moving parts here and I am sure a lot of folks are struggling with their modeling. Wanted to just touch on the depreciation rate, Brian. You have got some new projects being activated now and wanted to understand how that may impact the depreciation rate for the coming quarter and the coming year.
Wayne Calabrese - The GEO Group - Vice Chairman, President & COO
Brian had just stepped away for a second; he is back. Brian the question really was new projects coming on, how will they affect the depreciation on a go-forward basis.
Brian Evans - The GEO Group - SVP & CFO
On a go-forward basis we depreciate the projects typically 40 to 50 years. It depends on the underlying projects. So you can expect for the most part 2% to 2.5% of the capital costs to be — to impact depreciation.
Mickey Schleien - Ladenburg Thalmann & Co. - Analyst
Brian, I was thinking more of the facilities that you are now retrofitting. And I don’t recall off the top of my head whether those were already being depreciated or you are going to start depreciating them now that you have a contract.

Brian Evans - The GEO Group - SVP & CFO
Well, for instance, the facilities that we are retrofitting, mainly the Michigan facility and the facility in California, those will be depreciated over that lifetime. They are basically being renovated to either a new facility or Michigan was such a significant expansion and renovation that it is essentially a new facility so they will be closer to the 50 year life that we will amortize those facilities over.
Retrofitting them they are not currently being depreciated. They are in a construction-in-progress phase, so that value will impact our depreciation once they have come on line.
Mickey Schleien - Ladenburg Thalmann & Co. - Analyst
Okay. And how did the depopulation at Hinton, Oklahoma, affect the quarter in terms of beds and occupancy? I am just trying to understand how we should interpret the numbers in the press release.
Brian Evans - The GEO Group - SVP & CFO
Well, for the fourth — third quarter it didn’t have, I would just say I didn’t have a positive effect. It was more of a neutral result for the quarter for Hinton. And then in the fourth quarter when it becomes idle there will be carrying costs associated with it between $0.75 million and $1 million on a quarterly basis going forward until we reactivate the facility.
Mickey Schleien - Ladenburg Thalmann & Co. - Analyst
Okay. And my last question is per diems at GEO Care. Obviously with the new mix they are lower than what you previously reported, but we have got a lot of moving parts. So is this again a fair base or could it move up or down significantly in the coming quarters as Cornell’s businesses are fully integrated?
Brian Evans - The GEO Group - SVP & CFO
I think the fourth quarter will give a better picture because they will be fully — you will have a full quarter’s worth of revenues in the occupancies and so forth. But this should be a pretty close approximation.
George Zoley - The GEO Group - Chairman & CEO
GEO Care per diems are generally higher than our company composite average per diem.
Mickey Schleien - Ladenburg Thalmann & Co. - Analyst
Yes, I understand.
Wayne Calabrese - The GEO Group - Vice Chairman, President & COO
And that will depend on which of the three divisions has growth from time to time. If it’s residential treatment, those per diems are probably the highest. If it’s juvenile, maybe the next highest. Community corrections being third. If there is a spurt in one of those three it will affect that averaged per diem for that quarter.
Mickey Schleien - Ladenburg Thalmann & Co. - Analyst
Understand. Thanks for your time this morning.

Operator
Chuck Ruff, Insight Investments.
Chuck Ruff - Insight Investments - Analyst
Hello. Can you talk a little bit more about what kind of seasonality the fourth quarter is going to have? I know in one or two years it surprised us and you mentioned obviously the lack of some payroll taxes. But when we look at the fourth quarter estimate on the guidance I am trying to get an idea of how much seasonality is affecting that.
George Zoley - The GEO Group - Chairman & CEO
Historically, for most years we have had a dip in the fourth quarter and I was going to say actually earlier that our guidance for the fourth quarter obviously doesn’t reflect the previous seasonality we have experienced. So it’s a positive attribute to have that is primarily related to occupancy in our federal facilities which are primarily owned facilities.
And I think part of that has been tiered by new contracts which carry a minimum guarantee unlike prior years where you had fluctuations in the occupancy without the benefit of a substantial minimum guarantee in occupancy payment that we are now enjoying.
Chuck Ruff - Insight Investments - Analyst
Okay. So is the only seasonality some lack of payroll taxes?
Brian Evans - The GEO Group - SVP & CFO
They payroll tax impacts the first quarter, so when I was answering the question previously, T.C.’s question, with regards to the margin, the step up in our margin and the stability of the margin, that is something that will — it effects both us and CCA. It affects our industry that in the first quarter you see that little bit of step down.
George Zoley - The GEO Group - Chairman & CEO
The fourth quarter is strong. We may still have a slight dip in populations, but it will be immaterial because much, if not most, of that population fluctuation will be charged on a variable cost basis, not on the full per diem basis which is embedded in the minimum guarantee.
Chuck Ruff - Insight Investments - Analyst
Right, okay. And the cross-synergies that you expect with Cornell, how much of that do you expect to have captured in the fourth quarter, 80%, or can you give us some feel?
Brian Evans - The GEO Group - SVP & CFO
I think the better way to look at it is just going into the first quarter we expect to have put most of that in place. So over the period of the quarter, based on our integration plan, we will be realizing those synergies. But they won’t be fully in place in the fourth quarter; they will be fully in place by the end of the quarter such that January (multiple speakers).
Chuck Ruff - Insight Investments - Analyst

They will be fully in place by January 1 but — obviously I am asking about the fourth quarter because that is what we have got guidance on and I am just trying to get a feel for how much of that cost synergy is captured in the fourth quarter.
Brian Evans - The GEO Group - SVP & CFO
Well, we have captured what we expect it to be. I guess you would say that if you looked at the full quarter it’s probably half of it. Going into the next year you get the full piece.
Chuck Ruff - Insight Investments - Analyst
Okay. And when I think about the fourth quarter and what is going to change from the fourth quarter to 2011, there is obviously the announcements you made yesterday and today. Then there is CAR-10 in Georgia, there is the managed-only contracts, there is Blackwater, and there is Great Plains. Is there anything else that I am missing?
Brian Evans - The GEO Group - SVP & CFO
In 2011, just the other — the normalization of the other managed-only contracts that we announced already that have been discontinued. But those would have an immaterial impact.
Chuck Ruff - Insight Investments - Analyst
Yes, I mentioned those. Okay, nothing else that I am missing there on that list? Okay.
On an annualized basis what should we be thinking about for maintenance CapEx?
Brian Evans - The GEO Group - SVP & CFO
$17 million to $20 million.
Chuck Ruff - Insight Investments - Analyst
Okay. And lastly, after the announcements of yesterday and today how many empty beds do you have? Or I should word it as empty facilities, how many beds do you have in the empty facilities?
George Zoley - The GEO Group - Chairman & CEO
We have an excess or unutilized capacity of approximately 10,000 beds.
Chuck Ruff - Insight Investments - Analyst
Okay, that is all I had.
Operator
Clint Fendley, Davenport.
Clint Fendley - Davenport & Company - Analyst

Most of my questions have been answered. Is 65 million or so the right number to think about for the ending share count on the diluted shares outstanding?
George Zoley - The GEO Group - Chairman & CEO
That is right.
Clint Fendley - Davenport & Company - Analyst
Okay, excellent. Thank you, guys. Nice quarter.
Operator
With no further questions I would now like to turn the call back to Mr. George Zoley for closing remarks.
George Zoley - The GEO Group - Chairman & CEO
Thank you, everyone, for participating in this call. We look forward to addressing you on the next one.
Operator
Ladies and gentlemen, thank you for your participation in today’s conference. This concludes your presentation. You may now disconnect. Good day.